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                     December 18, 2020

       Scott G. Ginn
       Chief Financial Officer
       Amedisys, Inc.
       3854 American Way, Suite A
       Baton Rouge, LA 70816

                                                        Re: Amedisys, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 19,
2020
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed April 26,
2020
                                                            File No. 000-24260

       Dear Mr. Ginn:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Lori B. Metrock, Esq.